EMPLOYMENT AGREEMENT
                           ----------------------


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 1st day of March, 2001, by and between WorldNet Resource Group , Inc.
("Company"), a Utah   corporation, and George Gerza   ("Employee"), with
reference to the following facts:

          WHEREAS, Company wishes to employ Employee as a full-time employee of Company, and Employee wishes to accept such employment, upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the terms and conditions and the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

          1.   SCOPE OF EMPLOYMENT.
               --------------------

               1.1 Capacity. Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as March 1st ,2001 of Company during the term of this Agreement. Employee shall report to President and Chief Executive Officer and to the Board of Directors of Company and perform the services and duties customarily incident to such office and as otherwise decided upon by the Board of Directors.

               1.2 Devotion of Services. Employee shall be a full-time employee of Company during the term of this Agreement. Employee shall not participate in any activities which may interfere with his duties hereunder and/or which are competitive with Employer's activities (except as the owner of less than 2% of the issued and outstanding capital stock of a publicly traded corporation). Employee shall perform and discharge well and faithfully those duties assigned him by Company.

               2. TERM. Subject to Section 6 herein, the term of this Agreement shall commence as of March 1st ,2001 , and shall continue and remain in full force and effect for a period of one (1) year. However, in the event that Company thereafter continues to employ Employee, this Agreement shall be deemed automatically renewed upon the same terms and conditions set forth herein except (a) that the parties may mutually agree to revise any of the terms set forth herein, and (b) the employment relationship will be on an "at will" basis, which means that, subject to
Section 6.4 herein, either Company or Employee may elect to terminate the employment relationship at any time for any reason whatsoever, with or without cause. Employee acknowledges that no representation has been made by Company as to any minimum or specified term or length of employment following the term set forth above.




3.     COMPENSATION.
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                 3.1  Salary and Bonus.  In consideration of the services to be rendered by Employee hereunder, including without limitation any services rendered as an officer or director of Company or any subsidiary or affiliate thereof, during the term of this Agreement Company shall pay to Employee the following:

                 (a) A salary in the amount of $125,000 per annum. Position and salary shall be renegotiated at the end of each six (6) month period. The Board of Directors may, at its sole and absolute discretion, increase Employee's salary; provided, however, Employee's annual salary shall be increased at the end of each twelve (12) month period by at least 3% over the previous year.

                 (b) The employee shall be receiving a signing bonus of six-hundred eighty three thousand three hundred thirty three (683,333) WNRG restricted Common Stock. Furthermore, the Company's Board of Directors may, but shall not be obligated to, award bonuses to Employee based upon his performance and the Company's profitability.

                 (c) All payments to Employee shall be subject to the regular withholding requirements of all appropriate governmental taxing authorities.

                 3.2 Other Benefits. Employee shall be entitled to participate in any medical and insurance plan which Company is presently providing or may provide to its senior executives. Employee acknowledges that the terms of such plans may change from time to time.

                 3.3 Expenses. Company will advance to or reimburse Employee for all reasonable travel and entertainment required by Company and other reasonable expenses incurred by Employee in connection with the performance of his services under this Agreement in accordance with Company policy as established from time to time.

                 3.4  Options.  (see Employee Option Agreement)

            4.   INVENTIONS.
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                 4.1  Right to Inventions.  Employee agrees that any
discoveries, inventions or improvements of whatever nature (collectively "Inventions") made or conceived by Employee, solely or jointly with others, during the term of his employment with Company, that relate, at the time of conception of or reduction to practice, to the business of Company or Company's actual or demonstrably anticipated research or development; or that result from any work performed by Employee for Company, shall belong to Company. Employee also agrees that Company shall have the right to keep any such Inventions as trade secrets, if Company so chooses.

                 4.2 Assignment of Inventions and Patents. In furtherance of, and not in contravention, limitation and/or in place of, the provisions of Section 4.1 above, Company hereby notifies Employee of California Labor Code Section 2870, which provides:

            "Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (a) which does not relate (1) directly or indirectly to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable."

            Employee acknowledges that he has been notified by the Company of this law, and understands that this Agreement does not apply to Inventions which are otherwise fully protected under the provisions of said Labor Code
Section 2870. Therefore, Employee agrees to promptly disclose in writing to the Company all Inventions, whether Employee personally considers them patentable or not, which Employee alone, or with others, conceives or makes during his employment with Company or as is otherwise required and set forth under Section 4.1 above. Company shall hold said information in strict confidence to determine the applicability of California Labor Code
Section 2870 to said Invention and, to the extent said Section 2870 does not apply, Employee hereby assigns and agrees to assign all his right, title and interest in and to those Inventions which relate to business of the Company and Employee agrees not to disclose any of these Inventions to others without the prior written express consent of Company. Employee agrees to notify Company in writing prior to making any disclosure or performing any work during the term of his employment with Company which may conflict with any proprietary rights or technical know-how claimed by Employee as his property. In the event Employee fails to give Company notice of such conflict, Employee agrees that Employee shall have no further right or claim with respect to any such conflicting proprietary rights or technical know-how.

            5.   CONFIDENTIALITY.
                 ----------------

                 5.1 Restrictions on Use of Trade Secrets and Records. During the term of his employment, Employee will have access to and become acquainted with various trade secrets of Company, consisting of formulas, patterns, devices, secret Inventions, processes, compilations of information, records and specifications (collectively "Trade Secrets"), all of which are owned by Company and used in the operation of Company's business. Additionally, Employee will have access to and may become acquainted with various files, records, customer lists, documents, drawings, specifications, equipment and similar items relating to the business of Company (collectively "Confidential Information"). All such Trade Secrets and Confidential Information, whether they are designed, conceived or prepared by Employee or come into Employee's possession or knowledge in any other way, are and shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances whatsoever without the prior written consent of Company. Employee promises and agrees that he will not use for himself or for others, or divulge or disclose to any other person or entity, directly or indirectly, either during the term of his employment by Company or at any time thereafter, for his own benefit or for the benefit of any other person or entity or for any reason whatsoever, any of the Trade Secrets or Confidential Information described herein, which he may conceive, develop, obtain or learn about during or as a result of his employment by Company unless specifically authorized to do so in writing by Company.

                 5.2 Non-Interference. Employee recognizes that Company has invested substantial effort in assembling its present employees and in developing its customer base. As a result, and particularly because of Company's many types of confidential business information, Employee understands that any solicitation of a customer or employee of Company, in an effort to get them to change business affiliations, would presumably involve a misuse of Company's confidences, Trade Secrets and Confidential Information. Employee therefore agrees that, for a period of one (1) year from the later of the date of termination of Employee's employment with Company for any reason whatsoever or the receipt by Employee of any compensation paid to Employee by Company, Employee will not influence, or attempt to influence, existing employees or customers of Company in an attempt to divert, either directly or indirectly, their services or business from Company.

                 6.0  TERMINATION OF AGREEMENT.
                      -------------------------

                 6.1 Termination by Company. Company may terminate Employee's employment hereunder at any time for cause without payment of severance or similar benefits. For purposes of this Section 6.1, "cause" shall mean the following events: (a) any willful breach of duty by Employee in the course of his employment, (b) the breach of any provision of this Agreement or any misrepresentation by Employee hereunder, (c) misconduct, neglect or negligence in the performance of Employee's duties and obligations, (d) disloyal, dishonest, willful misconduct, illegal, immoral or unethical conduct by Employee, (e) such carelessness or inefficiency in the performance of his duties that Employee is unfit to continue in the service of Company, (f) failure of Employee to comply with the policies or directives of Company and/or failure to take direction from Company's Board of Directors, or (g) such other conduct which is substantially detrimental to the best interests of Company. Any such termination shall become effective upon delivery of written notice to Employee.

                 6.2 Termination by Employee. Employee may terminate his employment hereunder at any time for cause. For purposes of this Section 6.2, "cause" shall mean the breach of any provision of this Agreement by Company which is not cured within thirty (30) days after Employee delivers written notice to the Company's Board of Directors describing such breach. If the breach is not so cured within such thirty (30) days after delivery of such notice, the termination of employment shall become effective after the expiration of such cure period.

                 6.3 Death or Disability. Employee's employment with Company shall cease upon the date of his death. In the event Employee becomes physically or mentally disabled so as to become unable for more than one hundred eighty (180) days in the aggregate in any twelve (12) month period to perform his duties on a full-time basis with reasonable accommodations, Company may, at its sole discretion, terminate this Agreement and Employee's employment.

                 6.4 Termination Following Automatic Renewal. In the event that this Agreement is automatically renewed pursuant to Paragraph 2 herein, either Company or Employee may terminate Employee's employment hereunder at any time and for any reason whatsoever, with or without cause, upon thirty (30) days prior written notice delivered to the other party.

                 6.5 Effect of Termination. Upon the termination of Employee's employment hereunder or the expiration or termination of the Agreement, (a) Company shall pay Employee all compensation accrued and outstanding as of the date of such termination or expiration, and (b) notwithstanding anything to the contrary contained herein, the rights and obligations of each party under Paragraphs 4, 5 and 8 herein shall survive such termination or expiration. Notwithstanding anything to the contrary contained in this Agreement, if, prior to the end of the initial one (1) year term, Employer terminates this Agreement without cause, Employee shall continue to be entitled to receive all of the compensation and other benefits provided for in Paragraph 3 for the remainder of said one (1) year term without any deduction or offset for any compensation earned or received by Employee from any other sources.

                 7.0 EMPLOYEE'S REPRESENTATIONS. As an inducement for Company to execute this Agreement, Employee represents and warrants to Company that the negotiation, execution and delivery of this Agreement by Employee together with the performance of his obligations hereunder does not breach or give rise to a breach under any employment, confidentiality, non-disclosure, non-competition or any other agreement, written or oral, to which Employee is a party.

8.0    EQUITABLE REMEDIES.
       -------------------

                 8.1 Injunctive Relief. Employee acknowledges and agrees that the covenants set forth in Paragraphs 4 and 5 herein are reasonable and necessary for protection of Company's business interests, that irreparable injury will result to Company if Employee breaches any of the terms of said covenants and that, in the event of Employee's actual or threatened breach of said covenants, Company will have no adequate remedy at law. Employee accordingly agrees that in the event of actual or threatened breach of any of such covenants, Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovering of any damages which it is able to prove. Each of the covenants in Paragraphs 4 and 5 shall be construed as independent of any other covenants or provisions of this Agreement. In the event of any judicial determination that any of the covenants set forth in Paragraphs 4 and 5 herein or any other provisions of the Agreement are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

                 8.2 Specific Enforcement. Employee agrees and acknowledges that he is obligated under this Agreement to render services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, so that the loss thereof could not be reasonable or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, Company shall have the right, during the term of this Agreement, to obtain specific performance hereof by Employee and to obtain injunctive relief against the performance of service elsewhere by Employee during the term of this Agreement.

                 9.0  GENERAL.
                      --------

                 9.1 Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them.

                 9.2 Amendment. This Agreement may not be modified, amended, altered or supplemented except by written agreement between Employee and Company.

                 9.3  Counterparts.  This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 9.4 Jurisdiction. Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over him may be effected by service of process by registered or certified mail addressed as provided in Section 9.9 herein, and that when so made shall be as if served upon him personally within the State of California.

                 9.5 Expenses. In the event an action at law or in equity is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs in addition to any other relief to which that party may be entitled.

                 9.6 Interpretation. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof. No provision of this document is to be interpreted for or against any party because that party or party's legal representative drafted it.

                 9.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets or similar reorganization. In no event may Employee assign any rights or duties under this Agreement.

                 9.8 Controlling Law; Severability. The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of California. Should any provision of this Agreement be invalid either due to the duration thereof or the scope of the prohibited activity, such provision shall be limited by the court to the extent necessary to make it enforceable and, if invalid for any other reason, such invalidity or unenforceability shall not affect or limit the validity and enforceability of the other provisions hereof.

                 9.9 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally received by the party to whom it is sent or delivered, or if sent by registered or certified mail, postage prepaid, to Employee's residence in the case of notice to Employee, or to its principal office if to Company.
A notice is deemed received or delivered on the earlier of the day received or three (3) days after being sent by registered or certified mail in the manner described in this Section.

                 9.10 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Employee                           WorldNet Resource Group, Inc.


By:                                By:
   ----------------------             --------------------------
   George Gerza                       Authorized Signatory
   14227 Bernabe Court
   San Diego, CA 92129


Employee's Taxpayer
Identification Number:

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